Exhibit 3.17

#20687	STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 11:00 AM 02/13/1992
920445136 - 2288145

CERTIFICATE OF INCORPORATION

OF

ZURCO, INC.

FIRST: The name of the corporation is Zurco, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 103 Springer Building, Concord Plaza, 3411 Silverside Road, P.O. Box 7048, Wilmington, Delaware 19803-0048. The name of its registered agent at such address is Organization Services, Inc.

THIRD: The nature of the business to be conducted by and the purpose of the Corporation is the maintenance and management of its intangible investments and the collection and distribution of the income from such investments or from tangible property physically located outside the State of Delaware, in accordance with 30 Delaware Code Section 1902(b)(8).

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is Three Thousand (3,000) shares, all of which shall be Common Stock of the par value of $1.00 per share.

FIFTH: The name and mailing address of the sole incorporator are as follows:

Edmund S. Ruffin, III, Esq.

c/o Thorp, Reed & Armstrong

One Riverfront Center

Pittsburgh, PA 15222

SIXTH: The Board of Directors is authorized to make, alter or repeal the Bylaws of the Corporation.

SEVENTH: Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to be voted at an election of directors.

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EIGHTH: Meetings of stockholders shall be held at such place, within the State of Delaware, as may be designated by or in the manner provided in the Bylaws, or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written, ballot unless and to the extent that the Bylaws so provide.

NINTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and vested thereby in the stockholders, and all rights of stockholders herein are subject to this reservation.

TENTH: The Corporation shall indemnify, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, all persons whom it may indemnify pursuant thereto. No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereof, or shall be liable by reason that, in addition to any and all other requirements for such liability, such director: (i) shall have breached his or her duty of loyalty to the Corporation or its stockholders; (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith; (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article TENTH nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article TENTH shall eliminate or reduce the effect of this Article TENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

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ELEVENTH: The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation. The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected or qualify are as follows:

George P. Warren, Jr.

103 Springer Building

Concord Plaza

3411 Silvereide Road

P.O. Box 7048

Wilmington, Delaware 19803-0048

Richard J. Nanula

321 East Gardena Boulevard

P.O. Box 490

Gardena, California 90247-2869

James H. Hynea

One Zurn Place

P.O. Box 2000

Erie, Pennsylvania 16514

THE UNDERSIGNED, being the incorporator above named for the purposes of forming a corporation pursuant to the General Corporation Law of the State of Delaware, has signed this instrument the 11th day of February, 1992 and does thereby acknowledge that it is his act and deed and that the facts stated therein are true.

/s/ Edmund S. Ruffin, III
Edmund S. Ruffin, III, Esq.
Sole Incorporator

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